AMENDMENT TO
                            ARTICLES OF INCORPORATION
                                       OF
                                  VERSA TECH, INC.
                                A UTAH CORPORATION

     WE, the President and Secretary, of Versa Tech, Inc., pursuant to the provisions of Section 16-10-54 of the Utah Business Corporation Act, pursuant to a resolution by the Board of Directors, and pursuant to a fifty-one percent (51%) vote of the shareholders of said Corporation, at a meeting held April 30, 1985, there being two million six hundred ninety-nine thousand eight hundred sixty-five (2,699,865) shares of outstanding stock and 1,380,000 shares voting for the following amendment, and no shares voting against the following amendment, hereby amend the Articles of incorporation as follows:

     1.     Delete Article I in its entirety and substitute the following:

                                     ARTICLE I

             1. Name. The name of the Corporation (hereinafter called the "Corporation") is Galtech, Inc.

     2. Delete Article IV, Capitalization, in its entirety and substitute the following:

                                      ARTICLE IV

     Capitalization. The Corporation shall have the authority to issue two hundred million (200,000,000) shares of stock each having a par value of twenty-five one thousandths (25/1000) of one cent ($0.00025). All stock of the Corporation shall be of the same class and shall have the same rights and preferences. Fully paid stock of this Corporation shall not be liable for further call or assessment. The authorized trading shares shall be issued at the discretion of the Directors.

     VERIFIED this 30 day of April, 1985.


                                          Rulon W. Cluff, President


                                          Vincent R. Houtz, Secretary

STATE OF UTAH           )
                        )ss.
COUNTY OF SALT LAKE     )

                    On the 30th day of April, 1985, personally appeared before me Rulon W. Cluff, who being by me duly sworn, did say that he is the President of Versa Tech, Inc. that the foregoing instrument was signed in behalf of said Corporation by authority of a Resolution of its Board of Directors; and said President acknowledged to me that said Corporation executed the same.


                                          /s/ Wayne H. Braumberger
                                          Notary Public
                                          Residing in Salt Lake County,
                                          State of Utah

My Commission expires:
6/12/86


STATE OF UTAH           )
                        )ss
COUNTY OF SALT LAKE     )

              On the 30th day of April, 1985, personally appeared before me Vincent R. Houtz, who being by me duly sworn, did say that he is the Secretary of Versa Tech. Inc. that the foregoing instrument was signed in behalf of said Corporation by authority of a Resolution of its Board of Directors; and said Secretary acknowledged to me that said Corporation executed the same.

                                          /s/Wayne H. Braumberger
                                          Notary Public
                                          Residing in Salt Lake County
                                          State of Utah

My Commission expires:

6/12/86